[Vinson & Elkins Letterhead]

February 11, 2005

Plains All American Pipeline, L.P.
333 Clay Street, Suite 2900
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel for Plains All American Pipeline, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of the offer and issuance of an aggregate of 3,000,000 common units (the "Common Units") that may be issued from time to time pursuant to grants made under the Plains All American 2005 Long-Term Incentive Plan (the "Plan").

        In connection with the opinions expressed below, we have examined the Registration Statement, the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), the Certificate of Limited Partnership of the Partnership (the "Certificate") filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership, and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

        Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that the Common Units have been duly authorized and when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable, except as such non-assessability may be limited by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act.

        The foregoing opinion is based on and is limited in all respects to the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, as interpreted by the Courts of the State of Delaware, and we render no opinion with respect to the laws of any other jurisdiction.

        We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

                      Very truly yours,
                      /s/ VINSON & ELKINS L.L.P.